Exhibit 99.1

BRIGHTVIEW REPORTS THIRD QUARTER FISCAL 2019 RESULTS

Total revenue reached $657.2 million, up 4.3% versus the prior year period, which included 1% growth in the underlying Commercial Landscaping services revenue

GAAP Net Income of $31.7 million, or $0.31 per share, Adjusted EBITDA of $101.9 million and Adjusted Net Income of $47.0 million, or $0.46 per share

Adjusted EBITDA exceeded $100 million in a quarter for the first time in the Company’s history

The Company expects full year fiscal 2019 results to be near the low end of the previously issued guidance for both Total Revenue and Adjusted EBITDA of $2.4 billion and $310 million, respectively

BLUE BELL, PA, August 7, 2019 -- BrightView Holdings, Inc. (NYSE: BV) (the “Company” or “BrightView”), the leading commercial landscaping services company in the United States, today reported unaudited results for the third quarter and nine months ended June 30, 2019.

Third Quarter Fiscal 2019 Highlights

•

Total Revenues for the quarter totaled $657.2 million, a 4.3% increase versus the prior year quarter, with 3.7% higher Maintenance Services Segment revenues and 5.7% higher Development Services Segment revenues;

•	Net Income of $31.7 million, or $0.31 per share, and a net income margin of 4.8%, compared to Net Loss of $1.4 million, or ($0.02) per share, and a net loss margin of 0.2%, in the prior year quarter;
•

Adjusted EBITDA of $101.9 million, or 4.2% growth over the prior year quarter, with an Adjusted EBITDA margin of 15.5%, representing the first time the Company delivered more than $100 million of Adjusted EBITDA in a quarter;

•	Adjusted Net Income of $47.0 million, or $0.46 per share, up from Adjusted Net Income of $33.2 million, or $0.43 per share, in the prior year quarter.

Nine Months Fiscal 2019 Highlights

•

Total Revenues for the nine months totaled $1,779.9 million, a 0.5% increase versus the prior year period, with 1.2% higher Maintenance Services Segment revenues and 2.1% lower Development Services Segment revenues;

•	Net Income of $19.3 million, or $0.19 per share, and a net income margin of 1.1%, compared to Net Loss of $4.1 million, or ($0.05) per share, and a net loss margin of 0.2%, in the prior year period;
•	Adjusted EBITDA of $213.1 million, or 1.3% below the prior year period, with an Adjusted EBITDA margin of 12.0%;
•	Adjusted Net Income of $73.1 million, or $0.71 per share, up from Adjusted Net Income of $54.1 million, or $0.70 per share, in the prior year period.

“Today we are reporting the highest quarterly revenue and adjusted EBITDA results in BrightView’s history.  Our Maintenance Services Segment increased its base contract revenue, demonstrating that we are pursuing the right strategy to build a strong foundation for sustainable, future organic growth. Our Development Services Segment capitalized on a robust book of business to deliver meaningful growth in both revenue and profitability, despite the challenging wet weather conditions faced by both segments throughout the quarter and across much of the country,” said Andrew Masterman, BrightView President and Chief Executive Officer.  “Moving forward, we will continue to invest in generating profitable, long-term growth.  Results in our existing business are starting to show the benefits of our reorganized sales team and the

Unless indicated otherwise, the information in this release has been adjusted to give effect to a 2.33839-for-one reverse stock split of the Company’s common stock effected on June 8, 2018.  Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Free Cash Flow and Adjusted Earnings per Share are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” sections for more information.

initiatives we’ve implemented to “digitize” the Company by leveraging technology.  Finally, our M&A pipeline remains attractive as we continue driving growth through our strong-on-strong acquisition strategy.”

Fiscal 2019 Results – Total BrightView

Total BrightView - Operating Highlights
	Three Months Ended June 30,			Nine Months Ended June 30,
($ in millions, except per share figures)	2019	2018	Change	2019	2018	Change
Revenue	$657.2	$630.3	4.3%	$1,779.9	$1,771.8	0.5%
Net income (loss)	$31.7	$(1.4)	nm	$19.3	$(4.1)	nm
Adjusted EBITDA	$101.9	$97.8	4.2%	$213.1	$215.9	(1.3%)
Adjusted EBITDA Margin	15.5%	15.5%	0 bps	12.0%	12.2%	-20 bps
Adjusted Net Income	$47.0	$33.2	41.6%	$73.1	$54.1	35.1%
Earnings per Share, GAAP	$0.31	$(0.02)	nm	$0.19	$(0.05)	nm
Earnings per Share, Adjusted	$0.46	$0.43	7.0%	$0.71	$0.70	1.4%
Weighted average number of common shares outstanding	102.8	77.0	33.5%	102.7	77.0	33.3%

For the third quarter fiscal 2019, total revenue increased 4.3% to $657.2 million due to increases in both the Maintenance Services Segment and Development Services Segment revenues.  Total Adjusted EBITDA increased 4.2% driven by an increase in the Development Services Segment Adjusted EBITDA, and included relatively flat Maintenance Services Segment Adjusted EBITDA, as discussed further below, partially offset by higher corporate expenses.

For the nine months ended June 30, 2019, total revenue increased 0.5% to $1,779.9 million due to an increase in Maintenance Services Segment revenue, partially offset by a decline in Development Services Segment revenue.  Total Adjusted EBITDA was $213.1 million, down 1.3% versus the prior year, driven by a decrease in Maintenance Services Segment together with relatively flat Development Services Segment Adjusted EBITDA, partially offset by lower corporate expenses.

Fiscal 2019 Results – Segments

Maintenance Services - Operating Highlights
	Three Months Ended June 30,			Nine Months Ended June 30,
($ in millions)	2019	2018	Change	2019	2018	Change
Landscape Maintenance	$486.4	$465.7	4.4%	$1,112.6	$1,088.8	2.2%
Snow Removal	$5.7	$8.9	(36.6%)	$245.4	$252.6	(2.9%)
Total Revenue	$492.1	$474.6	3.7%	$1,358.0	$1,341.4	1.2%
Adjusted EBITDA	$91.1	$91.3	(0.2%)	$204.8	$210.2	(2.6%)
Adjusted EBITDA Margin	18.5%	19.2%	-70 bps	15.1%	15.7%	-60 bps
Capital Expenditures	$24.4	$14.3	71.0%	$54.4	$33.8	61.3%

For the third quarter fiscal 2019, revenue in the Maintenance Services Segment increased 3.7% to $492.1 million.  Landscape Maintenance revenue increased 4.4%.  Acquisitions added 5.3% but were partially offset by a 0.9% negative revenue contribution from commercial landscaping, including lower revenue due to Managed Exits as the Company strategically reduced a number of less profitable accounts established in previous years.  Excluding Managed Exits, the Company’s commercial landscaping revenue grew 1.0% versus the prior-year quarter with contract growth more than offsetting softness in ancillary services revenue related to weather.  Snow removal revenue, which included a small contribution from acquired companies, decreased 36.6% versus the unusually high level of snowfall in the prior-year quarter.

Adjusted EBITDA for the Maintenance Services Segment in the quarter remained relatively flat at $91.1 million, with the Adjusted EBITDA margin decreasing 70 basis points versus the prior year quarter.  The decrease in segment profitability was due to unfavorable weather conditions resulting in lower margins on ancillary services and decreased efficiencies in core commercial landscaping services, coupled with an increase in selling, general and administrative expenses as a result of the absorption of acquired businesses, partially offset by the increase in revenue described above.

For the nine months ended June 30, 2019, revenue in the Maintenance Services Segment increased 1.2% to $1,358.0 million.  Landscape Maintenance revenue increased 2.2%.  Acquisitions added 6.4% but were mostly offset by a 4.2% negative revenue contribution from commercial landscaping, including a difficult comparison with the revenue related to Hurricane Irma and Maria clean-up, and lower revenue due to Managed Exits as the Company strategically reduced the number of less profitable accounts established in previous years.  Snow removal revenue decreased 2.9% due to lower year-over-year snowfall in key geographies, especially during the first and third quarters of fiscal 2019.

Adjusted EBITDA for the Maintenance Services Segment for the nine months ended June 30, 2019 decreased 2.6% to $204.8 million, with the Adjusted EBITDA margin decreasing 60 basis points versus the prior year period.  The decline in segment profitability was mainly a result of the comparison with higher-margin hurricane clean-up activity in the first quarter of fiscal 2018 and unfavorable weather conditions resulting in lower margins on snow removal services during the first quarter compared to the prior year quarter as well as on both ancillary and core commercial landscaping services during the third quarter compared to the prior year quarter.

Development Services - Operating Highlights
	Three Months Ended June 30,			Nine Months Ended June 30,
($ in millions)	2019	2018	Change	2019	2018	Change
Revenue	$166.3	$157.4	5.7%	$424.7	$433.6	(2.1%)
Adjusted EBITDA	$27.0	$22.0	22.8%	$55.0	$55.3	(0.5%)
Adjusted EBITDA Margin	16.2%	14.0%	220 bps	13.0%	12.8%	20 bps
Capital Expenditures	$6.9	$2.2	218.1%	$9.9	$4.0	150.4%

Revenues for the Development Services Segment increased 5.7% to $166.3 million for the third quarter fiscal 2019.  Project revenue derived from the segment’s strong project pipeline coupled with revenue from acquisitions more than offset a challenging comparison with the timing of work performed on certain large projects during the prior year period.

Adjusted EBITDA for the Development Services Segment increased 22.8% to $27.0 million in the quarter, positively affected by the increase in net revenue described above, as well as a decrease in cost of services provided as the result of lower material costs as a percentage of revenue.

Revenues for the Development Services Segment decreased 2.1% to $424.7 million for the nine months ended June 30, 2019.  Project revenue derived from acquisitions partially offset a challenging comparison with revenues generated from work performed on certain large projects in the prior year period.

Adjusted EBITDA for the Development Services Segment decreased 0.5% to $55.0 million during the nine months ended June 30, 2019, negatively affected by the decrease in net revenue described above, as well as an increase in selling, general and administrative expense.  These changes were substantially offset by a decrease in cost of services provided as the result of lower material costs and decreased use of subcontractors.

Total BrightView Cash Flow Metrics
	Nine Months Ended June 30,
($ in millions)	2019	2018	Change
Cash Provided by Operating Activities	$109.2	$123.7	(11.7%)
Adjusted Free Cash Flow	$38.8	$77.5	(49.9%)
Capital Expenditures	$77.2	$71.7	7.6%

Net cash provided by operating activities for the nine months ended June 30, 2019 was $109.2 million, compared to $123.7 million for the prior year.  The decrease was primarily due to an increase in accounts receivable due to timing of collections coupled with a decrease in deferred revenue, partially offset by a decrease in prepaid income taxes.  Adjusted Free Cash Flow for the nine months ended June 30, 2019 was $38.8 million, a decrease in cash generation of $38.7 million versus the prior year.  The decrease is reflective of the decrease in net cash provided by operating activities of $14.5 million as well as an increase in capital expenditures of $27.1 million (exclusive of the fiscal 2018 purchase of legacy ValleyCrest facilities of $21.6 million).

For the nine months ended June 30, 2019, capital expenditures were $77.2 million, compared with $71.7 million last year.  The prior year period included the aforementioned purchase of legacy ValleyCrest facilities. The Company also generated proceeds from the sale of property and equipment of $6.8 million and $3.9 million in the first nine months of fiscal 2019 and 2018, respectively.  Net of the legacy asset purchase and the proceeds from the sale of property and equipment in each year, net capital expenditures represented 4.0% and 2.6% of revenue in the first nine months of fiscal 2019 and 2018, respectively.

Total BrightView Balance Sheet Metrics
($ in millions)	June 30, 2019	March 31, 2019	September 30, 2018
Total Financial Debt[1]	$1,181.5	$1,185.3	$1,184.4
Total Cash & Equivalents	$10.9	$11.2	$35.2
Total Net Financial Debt[2] to Adjusted EBITDA ratio	3.9x	4.0x	3.8x
[1]Total Financial Debt includes total long-term debt, net of original issue discount, and capital lease obligations
[2]Total Net Financial Debt equals Total Financial Debt minus Total Cash & Equivalents

As of June 30, 2019, the Company’s Total Net Financial Debt was $1.171 billion, a decrease of $3.5 million compared to $1.174 billion as of March 31, 2019.  The Company’s Total Net Financial Debt to Adjusted EBITDA ratio was 3.9x as of June 30, 2019, compared with 4.0x as of March 31, 2019.

Recent Developments

Acquisition of Commercial Landscaping Companies from FirstService Residential

On May 28, 2019, BrightView announced the acquisition of Luke’s Landscaping, Inc. (“Luke’s”) and Desert Classic Landscaping (“Desert Classic”), both previously owned and operated by FirstService Residential, a subsidiary of FirstService Corporation (TSX: FSV;  NASDAQ: FSV).

Both Luke’s and Desert Classic are leading, single-source, year-round landscape service providers, offering a full suite of commercial landscaping solutions, including grounds management, landscape enhancement, irrigation, spray and arbor services.  Luke’s was founded more than 40 years ago and currently operates two branches in South Florida with nearly 250 employees, serving customers between Coral Springs and Miami.  Desert Classic was established in 2002 and currently operates two branches with more than 250 employees serving customers across the entire valley area of Phoenix, Ariz.

Conference Call Information

A conference call to discuss the third quarter fiscal 2019 financial results is scheduled for August 7, 2019, at 10 a.m. Eastern Daylight Time. The U.S. toll free dial-in for the conference call is (877) 273-7124 and the international dial-in is (647) 689-5396.  The conference passcode is 7495636. A live audio webcast of the conference call will be available on the Company’s investor website https://investor.brightview.com, where presentation materials will be posted prior to the call.

A telephone replay will be available shortly after the broadcast through August 14, 2019, by dialing 800-585-8367 from the U.S., and entering conference passcode 7495636. A replay of the audio webcast also will be archived on the Company’s investor website.

About BrightView

BrightView is the largest provider of commercial landscaping services in the United States.  Through its team of approximately 22,000 employees, BrightView provides services ranging from landscape maintenance and enhancements to tree care and landscape development for thousands of customers’ properties, including corporate and commercial properties, HOAs, public parks, hotels and resorts, hospitals and other healthcare facilities, educational institutions, restaurants and retail, and golf courses, among others.  BrightView is the Official Field Consultant to Major League Baseball.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our industry, growth strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks, uncertainties and factors, including general economic and financial conditions; competitive industry pressures; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts; the failure to enter into profitable contracts, or maintaining customer contracts that are unprofitable; a determination by customers to reduce their outsourcing or use of preferred vendors; the dispersed nature of our operating structure; our ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; the seasonal nature of our landscape maintenance services; our dependence on weather conditions; increases in prices for raw materials and fuel; product shortages and the loss of key suppliers; our ability to accurately estimate costs of a contract; the conditions and periodic fluctuations of real estate markets, including residential and commercial construction; our ability to retain our executive management and other key personnel; our ability to attract and retain trained workers and third-party contractors and re-employ seasonal workers; any failure to properly verify employment eligibility of our employees; subcontractors taking actions that harm our business; our recognition of future impairment charges; laws and governmental regulations, including those relating to employees, wage and hour, immigration, human health and safety and transportation; environmental, health and safety laws and regulations; the distraction and impact caused by litigation, of adverse litigation judgments or settlements resulting from legal proceedings; increase in on-job accidents involving employees; any failure, inadequacy, interruption, security failure or breach of our information technology systems; any failure to protect the security of personal information about our customers, employees and third parties; our ability to adequately protect our intellectual property; occurrence of natural disasters, terrorist attacks or other external events; our ability to generate sufficient cash flow to satisfy our significant debt service obligations; our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions, or other general corporate requirements; restrictions imposed by our debt agreements that limit our flexibility in operating our business; increases in interest rates increasing the cost of servicing our substantial indebtedness; and counterparty credit worthiness risk or risk of non-performance with respect to derivative financial instruments.  Additional factors that could cause BrightView’s results to differ materially from those described in the forward-looking statements can be found under “Item 1A. Risk Factors” in our Form 10-K for the fiscal year ended September 30, 2018, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “Adjusted Net Income” “Adjusted Earnings per Share”, “Adjusted Free Cash Flow”, Total Financial Debt” and “Total Net Financial Debt”. We believe Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Adjusted Free Cash Flow, Total Financial Debt and Total Net Financial Debt assist investors and in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management regularly uses these measures as tools in evaluating our operating performance, financial performance and liquidity. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Adjusted Free Cash Flow, Total Financial Debt and Total Net Financial Debt to supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. In addition, we believe that Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Net Income per Share, Adjusted Free Cash Flow, Total Financial Debt and Total Net Financial Debt are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Adjusted Free Cash Flow, Total Financial Debt and Total Net Financial Debt when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA: We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA, defined above, divided by Net Service Revenues.

Adjusted Net Income: We define Adjusted Net Income as net income (loss) including interest and depreciation, and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions and the removal of the discrete tax items.

Adjusted Earnings per Share: We define Adjusted Earnings per Share as Adjusted Net Income divided by the weighted average number of common shares outstanding for the period.

Adjusted Free Cash Flow: We define Adjusted Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment, further adjusted for the acquisition of certain legacy properties associated with our acquired ValleyCrest business.

Total Financial Debt: We define Total Financial Debt as total long-term debt, net of original issue discount, and capital lease obligations.

Total Net Financial Debt: We define Total Net Financial Debt as Total Financial Debt minus total cash and cash equivalents.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Adjusted Free Cash Flow, Total Financial Debt, and Total Net Financial Debt are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

INVESTOR RELATIONS CONTACT: MEDIA CONTACT:

Daniel Schleiniger, VP of Investor Relations Fred Jacobs, VP of Communications & Public Affairs

484.567.7148484.567.7244

Daniel.Schleiniger@BrightView.comFred.Jacobs@BrightView.com

BrightView Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in millions)*	June 30, 2019	September 30, 2018
Assets
Current assets:
Cash and cash equivalents	$10.9	$35.2
Accounts receivable, net	346.8	317.1
Unbilled revenue	102.3	99.9
Inventories	25.2	23.8
Other current assets	38.2	55.2
Total current assets	523.5	531.2
Property and equipment, net	278.3	256.8
Intangible assets, net	263.5	290.5
Goodwill	1,806.5	1,766.8
Other assets	44.1	46.7
Total assets	2,915.9	2,891.9
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$97.5	$93.6
Current portion of long-term debt	10.4	13.0
Deferred revenue	62.7	72.5
Current portion of self-insurance reserves	40.3	34.5
Accrued expenses and other current liabilities	134.0	117.9
Total current liabilities	344.9	331.5
Long-term debt, net	1,145.8	1,141.3
Deferred tax liabilities	56.4	67.2
Self-insurance reserves	85.9	93.4
Other liabilities	28.1	31.2
Total liabilities	1,661.1	1,664.6
Stockholders’ equity:
Preferred stock, $0.01 par value; 50 shares authorized; no shares issued or outstanding as of June 30, 2019 and September 30, 2018	—	—
Common stock, $0.01 par value; 500 shares authorized; 105 and 104 shares issued and outstanding as of June 30, 2019 and September 30, 2018, respectively	1.0	1.0
Additional paid-in-capital	1,438.2	1,426.3
Accumulated deficit	(171.5)	(189.6)
Accumulated other comprehensive loss	(12.9)	(10.4)
Total stockholders’ equity	1,254.8	1,227.3
Total liabilities and stockholders’ equity	$2,915.9	$2,891.9

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
(in millions)*
Net service revenues	$657.2	$630.3	$1,779.9	$1,771.8
Cost of services provided	468.6	454.8	1,313.3	1,311.4
Gross profit	188.6	175.6	466.6	460.4
Selling, general and administrative expense	114.0	119.2	343.5	356.8
Amortization expense	13.9	29.2	42.9	89.6
Income from operations	60.7	27.1	80.2	13.9
Other income	0.4	0.3	0.1	1.3
Interest expense	18.4	27.5	54.4	77.5
Income (loss) before income taxes	42.7	(0.2)	25.9	(62.3)
Income tax (expense) benefit	(11.0)	(1.2)	(6.6)	58.2
Net income (loss)	$31.7	$(1.4)	$19.3	$(4.1)
Earnings (loss) per share:
Basic and Diluted	$0.31	$(0.02)	$0.19	$(0.05)

BrightView Holdings, Inc.

Segment Reporting

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
(in millions)*
Maintenance Services	$492.1	$474.6	$1,358.0	$1,341.4
Development Services	166.3	157.4	424.7	433.6
Eliminations	(1.2)	(1.6)	(2.8)	(3.2)
Net Service Revenues	$657.2	$630.3	$1,779.9	$1,771.8
Maintenance Services	$91.1	$91.3	$204.8	$210.2
Development Services	27.0	22.0	55.0	55.3
Corporate	(16.2)	(15.5)	(46.7)	(49.6)
Adjusted EBITDA	$101.9	$97.8	$213.1	$215.9
Maintenance Services	24.4	14.3	54.4	33.8
Development Services	3.2	2.2	9.9	4.0
Corporate	6.9	11.2	12.9	34.0
Capital Expenditures	$34.6	$27.6	$77.2	$71.7

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	June 30, 2019	June 30, 2018
(in millions)*
Cash flows from operating activities:
Net income (loss)	$19.3	$(4.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	61.9	56.6
Amortization of intangible assets	42.9	89.6
Amortization of financing costs and original issue discount	2.8	8.1
Deferred taxes	(10.0)	(57.8)
Equity-based compensation	11.8	20.8
Hedge ineffectiveness and realized gains	4.9	7.3
Provision for doubtful accounts	2.0	1.1
Other non-cash activities, net	(2.6)	2.3
Change in operating assets and liabilities:
Accounts receivable	(26.0)	(1.6)
Unbilled and deferred revenue	(15.6)	4.2
Inventories	(1.2)	4.3
Other operating assets	19.6	(11.1)
Accounts payable and other operating liabilities	(0.6)	3.9
Net cash provided by operating activities	109.2	123.7
Cash flows from investing activities:
Purchase of property and equipment	(77.2)	(71.7)
Proceeds from sale of property and equipment	6.8	3.9
Business acquisitions, net of cash acquired	(59.5)	(104.4)
Other investing activities, net	1.3	(0.4)
Net cash used in investing activities	(128.6)	(172.6)
Cash flows from financing activities:
Repayments of capital lease obligations	(4.1)	(4.8)
Repayments of debt	(125.4)	(64.8)
Proceeds from receivables financing agreement	115.0	70.0
Proceeds from revolving credit facility	10.0	55.0
Repurchase of common stock and distributions	—	(3.0)
Proceeds from issuance of common stock	—	0.1
Other financing activities, net	—	—
Net cash (used in) provided by financing activities	(4.9)	52.6
Net change in cash and cash equivalents	(24.3)	3.7
Cash and cash equivalents, beginning of period	35.2	12.8
Cash and cash equivalents, end of period	$10.9	$16.4

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(in millions)*	2019	2018	2019	2018
Adjusted EBITDA
Net income (loss)	$31.7	$(1.4)	$19.3	$(4.1)
Plus:
Interest expense, net	18.4	27.5	54.4	77.5
Income tax expense (benefit)	11.0	1.2	6.6	(58.2)
Depreciation expense	20.9	17.8	61.9	56.6
Amortization expense	13.9	29.2	42.9	89.6
Establish public company financial reporting compliance (a)	1.1	0.6	2.8	3.4
Business transformation and integration costs (b)	4.4	2.5	13.4	21.4
Expenses related to initial public offering (c)	0.1	4.7	0.1	6.8
Equity-based compensation (d)	0.3	15.0	11.8	20.8
Management fees (e)	—	0.7	—	2.1
Adjusted EBITDA	$101.9	$97.8	$213.1	$215.9
Adjusted Net Income
Net loss	$31.7	$(1.4)	$19.3	$(4.1)
Plus:
Amortization expense	13.9	29.2	42.9	89.6
Establish public company financial reporting compliance (a)	1.1	0.6	2.8	3.4
Business transformation and integration costs (b)	4.4	2.5	13.4	21.4
Expenses related to initial public offering (c)	0.1	4.7	0.1	6.8
Equity-based compensation (d)	0.3	15.0	11.8	20.8
Management fees (e)	—	0.7	—	2.1
Income tax adjustment (f)	(4.5)	(18.1)	(17.2)	(85.8)
Adjusted Net Income	$47.0	$33.2	$73.1	$54.1
Free Cash Flow and Adjusted Free Cash Flow
Cash flows from operating activities	$44.5	$44.5	$109.2	$123.7
Minus:
Capital expenditures	34.6	27.6	77.2	71.7
Plus:
Proceeds from sale of property and equipment	3.8	2.4	6.8	3.9
Free Cash Flow	$13.7	$19.3	$38.8	$55.9
Plus:
ValleyCrest land and building acquisition (g)	—	—	—	21.6
Adjusted Free Cash Flow	$13.7	$19.3	$38.8	$77.5

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(a)

Represents costs incurred to establish public company financial reporting compliance, including costs to comply with the requirements of Sarbanes-Oxley and the accelerated adoption of the new revenue recognition standard (ASU 2014-09 – Revenue from Contracts with Customers), and other miscellaneous costs.

(b)

Business transformation and integration costs consist of (i) severance and related costs; (ii) vehicle fleet rebranding costs; (iii) business integration costs and (iv) information technology infrastructure transformation costs and other.

	Three Months Ended June 30,		Nine Months Ended June 30,
(in millions)*	2019	2018	2019	2018
Severance and related costs	$0.4	$1.1	$2.0	$3.3
Rebranding of vehicle fleet	0.1	0.4	0.4	12.4
Business integration	3.0	0.2	6.8	0.4
IT Infrastructure transformation and other	0.9	0.8	4.2	5.3
Business transformation and integration costs	$4.4	$2.5	$13.4	$21.4
(c)	Represents expenses incurred for the Company’s initial public offering (“IPO”) in fiscal 2018 and subsequent registration statements.
(d)	Represents equity-based compensation expense recognized for equity incentive plans outstanding, including $7.3 million related to the IPO in the nine months ended June 30, 2019.
(e)	Represents fees paid pursuant to a monitoring agreement terminated on July 2, 2018 in connection with the completion of the IPO.
(f)

Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of the applicable discrete tax items, which collectively result in a reduction of income tax. The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances. Discrete tax items include changes in laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances. The nine months ended June 30, 2018 amount includes a $41.4 million benefit recognized as a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the Tax Act.

	Three Months Ended June 30,		Nine Months Ended June 30,
(in millions)*	2019	2018	2019	2018
Tax impact of pre-tax income adjustments	$4.5	$17.7	$16.4	$43.7
Discrete tax items	-	0.4	0.8	42.1
Income tax adjustment	$4.5	$18.1	$17.2	$85.8

(g)	Represents the acquisition of legacy ValleyCrest land and buildings in October 2017.

(in millions)*	June 30, 2019	March 31, 2019	September 30, 2018
Long-term debt, net	$1,145.8	$1,147.5	$1,141.3
Plus:
Current portion of long-term debt	$10.4	$10.4	$13.0
Financing costs, net	18.0	18.9	20.0
Present value of net minimum payment - capital lease obligations	7.3	8.6	10.1
Total Financial Debt	$1,181.5	$1,185.3	$1,184.4
Less: Cash and cash equivalents	(10.9)	(11.2)	(35.2)
Total Net Financial Debt	$1,170.6	$1,174.1	$1,149.2

(*) Amounts may not total due to rounding.